UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 4, 2013

Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33155	04-3444218
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

50 Old Webster Road

Oxford, Massachusetts 01540

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On February 4, 2013, IPG Photonics Corporation (“IPG” or the “Company”) presented at the Laser and Photonics Marketplace Seminar (the “Seminar”), held in conjunction with SPIE’s 2013 Photonics West Conference. At the Seminar, management of IPG discussed sales for materials processing applications for the full year 2012. The Company confirms that estimated sales for materials processing applications were approximately $490 million for 2012. This preliminary figure is unaudited, and is subject to change based upon further internal review and review by the Company’s Audit Committee.

Also during the Seminar, IPG management commented on order flow for January 2013. The Company confirms that order flow for January 2013 was substantially stronger than for the same period in 2012. The Company cautions that this data relates only to one month and should not be used to extrapolate performance data or infer order trends for the full first quarter of 2013.

During a discussion of an estimated forecast of sales of fiber lasers for materials processing in 2013 published by an industry publication, a member of IPG’s management presented his opinion for the 2013 outlook. Following the conference, IPG has determined that the range referred to by management at the Seminar is not an appropriate estimate either of IPG’s sales of fiber lasers for materials processing in 2013 or of sales in the market as a whole. IPG also has determined that it is not possible at this time for it to provide an estimated forecast for IPG’s own sales of fiber lasers for materials processing for the full year 2013 or for sales in the market as a whole for the full year 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

February 5, 2013	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Vice President, General Counsel and Secretary